EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT
                              ---------------------


     THE EMPLOYMENT AGREEMENT (the "Agreement") is made as of September 1, 2005 by and between Bootie Beer Corporation, a Florida Corporation, ("Company"), and Tania Torruella, an individual ("Executive").

     RECITALS
     --------

     A. Company is engaged in the business of distribution and marketing of beer (the "Business") and has need for personnel with experience in high level operational matters involving the operation of a manufacturing business.

     B. Executive has been employed by the Company since April 2004 and is experienced in high level operational matters involving the operation of the Business.

     C. The parties are willing to enter into the Agreement with respect to Executive's continued employment and services upon the terms and conditions hereinafter set forth.


     AGREEMENT
     ---------

     In consideration of the foregoing recitals and the premises herein contained, the parties agree as follows:

     I.
TERM

     Subject to the provisions of Section IV hereof, the initial term of the Executive's employment under this Agreement will commence on September __, 2005 and end on December 31, 2007, and shall be automatically renewed for additional one-year terms at the end of the initial term and each successive renewal term, unless Executive or the Company provides written notice of non-renewal at least 90 days prior to the end of the then remaining term (the initial term and any renewal terms being hereinafter referred to as the "Employment Term").

     II.
DUTIES

     SECTION  II.  1  General  Duties.  Executive  shall  serve as President and
                      ---------------
Director of Bootie Beer Corporation, during the Employment Term. Executive, during the Employment Term, subject to the policies and directives of the Board of Directors of Company ("Board"), shall be responsible for the daily operations of Bootie Beer Corporation and its subsidiaries.

     SECTION  II.  2  Devotion  of Time to Company's Business.  Executive agrees
                      ---------------------------------------
during the Employment Term, to devote his best efforts, to his employment with Company, and to perform such duties as are specified in Section II.1 and such other duties consistent with Section II.1 as shall be reasonably requested by the Board.

                         III.

COMPENSATION  AND  BENEFITS

     As compensation for his services hereunder, during the Employment Term, Executive shall receive compensation and benefits (see below) payable in cash at the times and in the installments consistent with Company's payroll practices. The Company will review Executive's salary at least annually and may increase (but not decrease) the Executive's salary at its discretion:

Gross  Base  Salary     $120,000        $10,000  per  month
Annual  Bonus                           At  Company's  discretion
Auto  Allowance                         Yes
Medical                                 Yes,  Family  coverage
Life  Insurance                         Yes,  Twice  Salary
Holidays                                Company  policy  and  procedures
Vacation                                Twenty  one  (21)  paid  days  per  year
Pension  and  Profit  sharing           None

     Options awards will be granted pursuant to the terms of the Company's 2005 Non-Qualified Stock and Stock Option Plan.

     IV.
TERMINATION
     SECTION  IV.  1  Termination  by  the  Company.  Company  may  terminate
                      -----------------------------
Executive's employment under the Agreement, for "cause", due to any of the following acts or omissions: (a) Executive's breach of any statutory or common law fiduciary duty or duty of loyalty to Company; (b) Executive's conviction for any felony; (c) any proven illegal act which materially and adversely affects the business of Company or any of its affiliates; or (d) Executive's breach of any material provision or covenant of the Agreement, or of any other agreements entered into in connection with the Agreement; provided that in the case of clause (a) or (d), Executive has been given written notice of such breach by the Company and been afforded a reasonable opportunity to cure such breach. The agreement and Executive's employment may be terminated at Company's discretion, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for twelve months.

SECTION  IV.  2  Termination  by  Executive.  Executive  may  terminate  his
                 --------------------------
employment under this Agreement for "good reason" due to any of the following acts: (a) the Company's assignment of the Executive, without his consent, to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the date hereof; (b) a material reduction in the compensation or benefits provided to the Executive; (c) the Company's breach of a material provision of this Agreement; or (d) the Company's failure to renew this Agreement at the end of the initial term or any subsequent renewal term. If the Executive terminates his employment for "good reason," the Company shall pay to Executive an amount equal to payment at Executive's base salary rate for twelve months. Executive may also terminate his employment under this Agreement without "good reason" on thirty days written notice, whereupon this Agreement shall terminate, and the parties shall have no further obligations other than the payment by the Company of Executive's compensation through the termination date.

     SECTION  IV.  3  Termination  for  Death.  The  Agreement  and  Executive's
                      -----------------------
employment  hereunder  shall terminate automatically upon (1) Executive's death.

     V.
Article  1     RESTRICTIVE  COVENANTS

     SECTION  V.1  Confidential and Proprietary Information.  As an Executive of
                   ----------------------------------------
Company, Executive shall have access to certain Confidential and Proprietary Information (as defined below) concerning Company and its Affiliates (as defined below). Executive agrees that he will not, either directly or indirectly, disclose to any person or use any of the Confidential and Proprietary Information in any way during the Employment Term (except as required in the course of the performance of her duties to Company).

     For purposes of the Agreement, "Confidential and Proprietary Information" means any of the following information relating to the business of Company that is not generally known to competitors, suppliers and customers of Company: (i) any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of determination, been used by Company; (ii) any information related to the development of products and production processes; (iii) any information concerning proposed new processes; (iv) any information concerning customer lists and other customer information, vendor lists and information, price data, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans; and (v) any other information which would constitute a "Trade Secret" under the Uniform Trade Secrets Act as in force and effect in the State of California.

     For purposes of the Agreement, "Affiliate" means any corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with the person with respect to which the term "Affiliate" is used. For purposes of the Agreement, "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof. "Control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (y) the power to direct the management and policies of the noncorporate entity.

     VI.
MISCELLANEOUS

     SECTION  VII.1  Severability.  Every provision of the Agreement is intended
                     ------------
to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     SECTION  VII.2  Notice.  Any  notice  or communication required to be given
                     ------
hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, if 620 N. Denning Dr Suite 100, Winter Park, Florida 32789 ATT: Tania Torruella Chairman and if to Executive, to his office. Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the day it is sent if sent by overnight courier.

     SECTION  VII.3  Entire Agreement; Modification.  The Agreement contains the
                     ------------------------------
entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded thereby.

     SECTION  VII.4 Law Governing Agreement.  The Agreement shall be governed by
                    -----------------------
and  construed  in  accordance  with  the  laws  of  the  State  of  Florida.

     SECTION  VII.5  Arbitration.  If a dispute arises relating to the terms and
                     -----------
provisions of the Agreement or involves any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including, but not limited to race, sex, religion, national origin, age, handicap or disability), claims for compensation or claims for violations of any federal, state, foreign or other governmental law, statute, regulation or ordinance, then either party may initiate arbitration proceedings in accordance with the Rules of the American Arbitration Association ("AAA"). Arbitration proceedings shall be held in any Florida office of AAA. Both parties hereby consent to such arbitration, and any arbitration award shall be final and binding. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than their legal counsel, accountants, and financial advisors or as required by law.

     SECTION  VII.6  Representation by Counsel.  EXECUTIVE ACKNOWLEDGES THAT SHE
                     -------------------------
HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE AGREEMENT AND HAS CONSULTED WITH SUCH LEGAL COUNSEL.

     SECTION VII.7 Counterparts.  The Agreement may be executed in counterparts,
                   ------------
all  of  which  taken  together  will  constitute  one  instrument.

     SECTION  VII.8  Waiver.  Either party's failure to enforce any provision or
                     ------
provisions of the Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of the Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

     SECTION  VII.9  Binding  Effect.  Except  as  otherwise  provided  in  the
                     ---------------
Agreement, the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. Executive shall not assign, convey, or otherwise transfer, voluntarily or by operation of law, to any person or entity, the Agreement or any interest herein without the prior written consent of Company. Any attempt to do so without such consent shall be null and void.

     SECTION  VII.10  Indemnification.  Executive  shall  be  entitled  to
                      ---------------
indemnification by the Company (including the advancement of expenses) to the fullest extent permitted by law, and will be provided with directors and officer insurance in an amount not less than $2 million.


     IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first above written.


                    By  Bootie  Beer  Corporation

/s/  Paul  Beleckas
Paul  Beleckas,  President

/s/  Antonio  Torruella
Antonio  Torruella,  Director

/s/  Stephanie  Stans
Stephanie  Stans,  Director

     By  Executive

/s/  Tania  Torruella
Tania  M.  Torruella